UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Salix Pharmaceuticals, Ltd.

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EXHIBIT 21

[Salix Pharmaceuticals, Ltd. Letterhead]

June 9, 2003

Dear Fellow Salix Stockholder,

We recently sent you information about the 2003 annual meeting of stockholders of Salix Pharmaceuticals, Ltd. to be held on Thursday, June 19, 2003 at 9:00 a.m. This annual meeting is of particular importance to all Salix stockholders because of the ongoing, hostile attempt by Axcan Pharma, Inc. to take over your Company.

We are contacting you again today to make sure that you understand the inherent value of your Company and to ask that you demonstrate your support by sending in the enclosed WHITE proxy card. On June 6, Salix common stock closed at $11.55, significantly higher than the Axcan bid of $10.50. Salix’s Board of Directors, based on careful analysis, including consultations with Salix’s independent financial advisor Wachovia Securities, as well as legal counsel and leading medical authorities familiar with your Company and its products, unanimously determined that Axcan’s offer is grossly inadequate.

Salix is a company built on the highest standards of quality, honesty and integrity. Salix’s management team and Board of Directors are keenly focused on stockholder interests, and continue to be throughout this unfortunate process that was initiated by our competitor Axcan. The Salix management team and Board of Directors’ commitment to enhancing stockholder value is demonstrated by Salix’s rapid growth over the past few years. Our Board and management’s interests and motivations are completely aligned with yours, as together we own a greater than 15% stake in Salix, totaling more than 3.3 million shares. Axcan owns only 100 shares that it purchased in April solely for the purpose of requesting information from us, suing your Board, and pursuing other actions to take over your Company. Axcan is paying $25,000 cash to each of its hand-picked five director nominees, four of whom have no equity interest whatsoever in Salix.

In contrast, your Salix Board and management team hold a significant equity stake in your Company—a stake that is worth more than 25 times their combined annual salaries.

This Board and management team has accomplished a lot in building your Company over the past few years, including:

•	Obtaining FDA approval for COLAZAL® as a treatment for ulcerative colitis and launching it in the United States in January 2001;

•	Making significant investments to assemble its premier gastroenterology commercialization and sales infrastructure;

•	Increasing COLAZAL sales every quarter since launch, at a compounded quarterly growth rate of 42% based on total prescriptions;

•	Continuing to hit all time high weekly records as of the week ending May 23, 2003, for total COLAZAL prescriptions—clearing the 5,000 prescription/ week level for the first time ever this May. COLAZAL continues to be the fastest growing drug of its kind;

•	Acquiring U.S. rights to a patented granulated formulation of mesalamine, which should expand treatment options and dosing regimens for ulcerative colitis. This product was acquired from Dr. Falk Pharma GmbH, along with a right of first negotiation with respect to certain other products (which could be competitive with Axcan’s top two U.S. products);

•	Receiving an FDA approvable letter for its second drug, Rifaximin, for the treatment of travelers’ diarrhea in October 2002;

•	Preparing a response to the FDA for filing in or before November 2003, allowing for an anticipated launch of Rifaximin in 2004; and

•	Actively exploring additional indications, clinical trials and co-promotion arrangements to capitalize on the significant potential for Rifaximin, which we believe could achieve U.S. sales of more than $550 million in its fifth year.

Axcan is claiming that, if elected, their hand-picked director nominees paid by Axcan may not support Axcan’s hostile offer, but “that’s O.K.” with Axcan. In essence, Axcan is trying to convince you that despite their spending millions of dollars in an unprovoked, hostile takeover attempt for Salix, Axcan’s real interest is in protecting the interests of Salix stockholders. Looking at it a different way, Axcan is saying that they were willing to spend millions of dollars of Axcan stockholders’ money in an effort to maximize the return on their 100 share investment in Salix. The absurdness of this argument is obvious. The reality is that Axcan is trying to acquire your Company “on the cheap.” Given that this is Axcan’s obvious objective, we believe the better choice is clear—voting for the incumbent Salix Board and management team, whose financial interests are completely aligned with stockholders like you.

In conclusion, let us remind you that Salix’s management team and Board of Directors believe that Salix and its stockholders are on the cusp of realizing the benefits of the significant investments it has made over the past few years. Specifically, we believe Salix is positioned to continue to grow COLAZAL sales and to successfully sell additional products, thus significantly increasing revenues without having to incur significant additional expenses. As a result, based on current expectations and assumptions regarding COLAZAL sales, Salix expects to become profitable in the second half of 2004 regardless of the status of Rifaximin, and believes it will be profitable for the year ending December 31, 2004 if Rifaximin is approved and launched early in the second half of 2004 as expected. As significant fellow investors, your Board of Directors and management team remains committed to continuing to enhance stockholder value. The Salix Board believes Axcan is trying to acquire Salix at a time when the Salix common stock price has been artificially and temporarily depressed. The Salix Board also believes that Salix is poised for significant growth and profitability and its current Board and management team can better enhance stockholder value for you by continuing to execute its business plan.

Accordingly, the Salix Board unanimously recommends that you VOTE “FOR” THE FIVE SALIX DIRECTOR NOMINEES and “AGAINST” Axcan’s proposed bylaw resolution.

Sincerely,

/s/ Robert P. Ruscher Robert P. Ruscher Executive Chairman of the Board	/s/ Carolyn J. Logan Carolyn J. Logan President and Chief Executive Officer

YOUR VOTE IS IMPORTANT

1.	To vote FOR your Company’s nominees, you MUST execute a WHITE proxy card.

2.	The Board of Directors urges you to DISCARD the GOLD proxy card you may have received from Axcan Pharma, Inc. A “WITHHOLD AUTHORITY” vote on Axcan’s GOLD proxy card is NOT a vote for the Board’s nominees.

3.	If you voted on a GOLD proxy card BUT WISH TO SUPPORT YOUR COMPANY’S NOMINEES, please sign, date and mail the enclosed WHITE proxy card in the postage-paid envelope provided as soon as possible.

4.	Remember – ONLY YOUR LATEST DATED PROXY WILL DETERMINE HOW YOUR SHARES ARE TO BE VOTED AT THE MEETING.

5.	If any of your shares are held in the name of a bank, broker or other nominee, please contact the party responsible for your account and direct them to vote your shares for your Company’s nominees on the WHITE proxy card.

For assistance in voting your shares, or for further information, please contact our proxy solicitor.

If you have questions or need assistance in voting your shares, please call:

[GRAPHIC REMOVED HERE] 17 State Street, 10th Floor New York, NY 10004 (800) 818-7535 (Toll Free) Banks and Brokerage Firms please call: (212) 440-9800